UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 17, 2012

Commission File Number:  000-51842

Sefe, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)
20-1763307
(IRS Employer Identification No.)

6821 East Thomas Road, Scottsdale, Arizona 85257
(Address of principal executive offices)

480-294-6407
(Registrant's Telephone number)

1900 W. University Dr., Suite 231, Tempe AZ 85251
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS

On January 17, 2012, Shannon Kerr resigned as President, Secretary and Treasurer of the Registrant. Ms. Kerr vacated those positions to allow for the appointment of a new Chief Executive Officer. Ms. Kerr has not advised us of any disagreement on any matter relating to our company's operations, policies or practices. Ms. Kerr remains a member of the Registrant's Board of Directors.

APPOINTMENT OF CERTAIN OFFICERS

On January 17, 2012, the Registrant appointed Mr. Donald C. Johnston as its Chief Executive Officer and Chief Financial Officer. Mr. Johnston has been a CPA for over 30 years and served as a senior executive for several companies over the past 2 decades. Recently, he served as the Chief Financial Officer for Acme Lift Company, LLC in Mesa, Arizona. Over the past 2 1/2 years, he led the team that raised over $75 million from Wall Street to recapitalize the business. Previously, Mr. Johnston was a partner and Chief Financial Officer of Schaefer-Smith-Ankeney Insurance Agency, LLC (SSA) in Phoenix, Arizona. He was a member of the executive team that sold the agency to BBVA/Compass. Prior to working for SSA, Mr. Johnston and another executive purchased Standard Printing Company, Inc. in a leveraged buyout. After the transaction, he took on the role of CFO. Mr. Johnston has worked in public accounting for over 10 years performing accounting, assurance and tax work for Big 8 and local accounting firms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sefe, Inc.

Date:   January 18, 2012
By:	/s/ Donald C. Johnston

Name: Donald C. Johnston
Title: Chief Executive Officer
Date:   January 18, 2012
By:	/s/ Donald C. Johnston

Name: Donald C. Johnston
Title: Chief Financial Officer